Exhibit (d)(3)

RE-STATED INVESTMENT SUB-ADVISORY AGREEMENT

This RE-STATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement’’) entered into as of May 14, 2024 by and between Amplify Investments LLC (the “Manager’’) and Capital Wealth Planning, LLC (the “Sub-Adviser’’).

WHEREAS, Amplify ETF Trust, a Massachusetts statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Amplify ETF Trust, a Massachusetts statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Manager and the Sub-Adviser are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act’’), and are engaged in the business of providing investment advisory and related services to certain investment companies and other clients;

WHEREAS, the Manager has entered into an Investment Advisory Agreement dated March 14, 2017 (as amended from time to time, the “Manager Agreement”) with the Trust relating to the provision of portfolio management services to the series listed on Schedule A hereto ((each, a “Fund” and together, the “Funds’’);

WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement; and

WHEREAS, the Trust and the Manager desire to retain the Sub-Adviser to furnish investment advisory services to the Fund(s), in a manner and on the terms hereinafter set forth.

WHEREAS, the Manager and Sub-Adviser entered into that certain Sub-Advisory Agreement on October 24, 2016, including amendments (“DIVO Agreement”) and another Sub-Advisory Agreement on August 3, 2022 (“IDVO Agreement”), this Agreement restates and amends the DIVO Agreement and IDVO Agreement, including any schedules.

Now, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to provide certain sub-investment advisory services to the Funds for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust or the Manager.

2. Services to Be Performed. Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees’’) and the Manager, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of each Fund, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for each Fund’s investment portfolio, all on behalf of the Fund and as described in a Fund’s most current registration statement on Form N-lA as declared effective by the SEC and as the same may thereafter be amended from time to time (each, a “Registration Statement’). The Manager will provide the Sub-Adviser with reasonable advance notice of any change in a Fund’s investment objectives, policies and restrictions as stated in each Fund’s Registration Statement. Provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Investment Adviser, the Sub-Adviser shall manage the applicable Fund’s assets consistent with such changes. The Sub-Adviser will maintain and adhere to an investment policy reviewed and approved by the Manager and provide Manager with notice of any material changes to its ability to implement such investment policy. The foregoing is referred to below together as the “Policies.”

In the performance of its duties, the Sub-Adviser will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund’s investments, (c) comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser in writing, and the stated investment objectives, policies and restrictions of the Fund as such objectives, policies and restrictions may subsequently be changed by the Fund’s Board of Trustees and communicated by the Fund or the Manager to the Sub-Adviser in writing, and (d) assist in the valuation of portfolio securities held by the Fund as requested by the Manager or the Fund. The Fund or the Manager has provided the Sub-Adviser with current copies of the Fund’s Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser’s performance under this Agreement.

The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Funds, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Trust and to the extent permitted by and in conformance with applicable law (including Rule l7e-l under the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or a Fund, or be in breach of any obligation owing to the Trust or a Fund under this Agreement, or otherwise, solely by reason of having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the assets of the Funds with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Funds, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Nevertheless, the Trust and the Manager acknowledge that under some circumstances, such allocation may adversely affect a Fund with respect to the price or size of the securities positions obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

The Sub-Adviser will not arrange purchases or sales of securities between the Funds and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the applicable Fund, and (c) the Board of Trustees has approved these types of transactions.

The Trust may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of a Fund’s portfolio transactions provided herein. However, no such policy or procedure shall be binding on the Sub-Adviser unless it is communicated to the Sub-Adviser in writing.

For purposes of complying with Rule 1Of-3, Rule l2d3-1, Rule l7a-10 and Rule l7e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the ’‘Amplify Fund complex’’) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Funds or any fund in the Amplify Fund complex in securities or other fund assets. In addition, with respect to a fund in the Amplify Fund complex with multiple sub-advisers, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the fund’s portfolio as may be determined from time-to-time by the Board of Trustees or the Manager, and shall not consult with the sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of the fund’s portfolio concerning transactions for the fund in securities or other assets.

The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to transactions for the Funds as they may reasonably request. In no instance will a Fund’s portfolio securities be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act and under no circumstances will Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

The Sub-Adviser further agrees that it:

(a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing and (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities;

(c) will maintain a Code of Ethics which shall comply in all material respects with Rule 17j-1 under the 1940 Act. The Sub-Adviser, on its own behalf, and with respect to its Access Persons (as defined in Rule l7j-1 ), agrees to observe and comply with Rule l7j- l and its Code of Ethics, as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule l7j- l, which include (i) certifying to the Manager and the Trust that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the sub-advised assets of a Fund and (ii) identifying any violations of such Code of Ethics which have occurred with respect such sub-advised assets;

(d) will maintain, implement and evaluate the effectiveness of written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. The Sub-Adviser has provided the Investment Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-l of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies’’), and as may be required under the exchange-listing requirements of an exchange where one or more of the Funds are listed. The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO’’) shall provide to the Trust’s chief compliance officer or his or her delegate promptly (and in no event more than 10 business days) the following:

i.	a report of any material changes to the Sub-Adviser Compliance Policies;

ii.	a report of any “material compliance matters,” as defined by Rule 38a-l under the 1940 Act and Rule 206(4)-7 under the Advisers Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

iii.	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

iv.	an annual (or more frequently as the Trust may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a- l of the 1940 Act as well as the foregoing sub-paragraphs (i) - (iii).

(e) will furnish the Manager, the Trust’s chief compliance officer and the Board of the Trust such information as is necessary and/or as may be requested by the Manager, the Trust’s chief compliance officer and/or the Board, to monitor and report under a Fund’s derivative risk management program pursuant to Rule 18f-4 of the 1940 Act. If determined by the Board and the Trust, the Sub-Adviser will make appropriate personnel available to serve on the Trust’s derivatives risk management committee with respect to any such Fund;

(f) will maintain, implement and evaluate the effectiveness of written policies and procedures, as may be required by Rule 6c-l1 (the “ETF Rule”), including a set of written basket management policies and procedures consistent with the Trust’s policies and procedures for same. The Sub-Adviser will also furnish the Manager, the Trust’s chief compliance officer and the Board such information as requested for purposes of monitoring and reporting under the ETF Rule;

(g) will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of each Fund’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(h) will prepare and maintain such books and records with respect to each Fund’s securities and other transactions for each Fund’s investment portfolio as required for registered investment advisers under applicable law, the Trust’s compliance policies and procedures or as otherwise requested by the Manager and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board or the Manager may request. The Sub-Adviser further agrees that all records that it maintains for the Funds are the property of the Funds and the Sub-Adviser will surrender promptly to the Funds any such records upon the request of the Manager or the applicable Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Advisers Act or other applicable law; and

(i) will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Funds, and will notify Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which a Fund’s securities are priced on a given day) that may materially impact the pricing of one or more securities in Sub-Adviser’s portion of the portfolio. In addition, Sub-Adviser will at the Manager’s request assist Manager in evaluating the impact that such an event may have on the net asset value of the Funds and in determining a recommended fair value of the affected security or securities.

3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Funds. The Sub- Adviser agrees to bear any and all costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement by Sub-Adviser (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment by Sub-Adviser (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (i) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Manager, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Manager.

4. Additional Sub-Advisers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act and the approval of the Manager, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 2 hereof with respect to the Fund. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Fund for all acts or omissions of any sub adviser in connection with the performance of the Sub-Adviser’s duties hereunder. To the extent a Fund is relying on an exemptive order, an amendment thereto, no-action assurances, or other relief, rule or regulation permitting, in general terms, the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, the Sub-Adviser will comply with any terms and conditions provided in such exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation applicable to it, so long as the Sub-Adviser has been promptly notified of such reliance and has been provided a copy of such exemptive order, amendment thereto, no action assurances or other relief, rule or regulation.

5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the ’‘Management Fee”) at the annual rate specified in Schedule B to this Agreement.

6. Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

7. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. Term; Termination; Amendment. This Agreement shall become effective on the same date as the Management Agreement between the Trust and the Manager becomes effective with respect to the Fund (it being understood that the Manager shall notify the Sub-Adviser on the date of effectiveness of the Management Agreement as soon as reasonably practical after effectiveness) provided that it has been approved in the manner required by the 1940 Act, and shall remain in full force until the earlier of (i) the two-year anniversary of the date of its effectiveness or (ii) the termination date for any fund sub-advised by the Sub-Adviser for the Trust during the second year following its effectiveness, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’ written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ written notice to the Sub-Adviser by the Trust without payment of any penalty.

This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

9. Compliance Assessment. The Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-l under the 1940 Act.

10. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

For:	Amplify Investments LLC
3333 Warrenville Road, Suite 350
Lisle, Illinois 60532
Attn: David Wilding
e-mail: dwilding@amplifyetfs.com

For:	Capital Wealth Planning, LLC
9015 Strada Stell Court
Suite 203
Naples, Fl, 34109
Attn: Louis K Albenga
e-mail: LAlbenga@capitalwealthplanning.com

11. Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

14. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

15. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Funds.

16. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 5 are not severable.

17. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

[Signature Page To Follow]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Amplify Investments LLC

By:	/s/ David Wilding
Name:	David Wilding
Title:	Chief Operating Officer

Capital Wealth Planning, LLC

By:	/s/ Louis K Albenga
Name:	Louis K Albenga
Title:	Chief Compliance Officer

Schedule A

Funds and Sub-Advised Assets

“Sub-Advised Assets”*	“Fund”
Amplify CWP Enhanced Dividend Income ETF (DIVO)	Amplify CWP Enhanced Dividend Income ETF (DIVO)
Amplify International Enhanced Dividend Income ETF (IDVO)	Amplify International Enhanced Dividend Income ETF (IDVO)
Amplify CWP Growth & Income ETF (QDVO)	Amplify CWP Growth & Income ETF (QDVO)

* Where the Sub-Advised Assets is the same as the Fund, the Sub-Advisor sub-advises the entire Fund

Schedule B

Sub-Advisory Services and Fees